Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 36Kr Holdings Inc. of our report dated June 28, 2019, except for the effects of the reorganization, as it relates to the transfer of the 36Kr Business by Beijing Duoke to 36Kr Holdings Inc. as described in Note 1, as to which the date is August 14, 2019 relating to the financial statements of 36Kr Holdings Inc., which appears in 36Kr Holdings Inc.’s prospectus filed on November 12, 2019 pursuant to Rule 424(b)(4).

December 30, 2019

/s/ PricewaterhouseCoopers Zhong Tian LLP
PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China